                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 27, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 27, 1997)
                                7,000,000 SHARES

                                     [LOGO]
                         DUKE REALTY INVESTMENTS, INC.
                                  COMMON STOCK
                               ------------------

    Duke Realty Investments, Inc. (the "Company") is a self-administered and self-managed real estate investment trust that began operations through a related entity in 1972. As of June 30, 1997, the Company owned a diversified portfolio of 262 in-service industrial, office and retail properties, encompassing approximately 31.4 million square feet located in seven states, and 26 buildings and one building expansion encompassing approximately 4.1 million square feet under development. The Company also owned approximately 1,300 acres of land for future development. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest. The Company expects to continue to pay regular quarterly dividends to its shareholders.

    All of the shares of Common Stock offered hereby are being sold by the Company. The Common Stock is listed on the New York Stock Exchange under the symbol DRE. The last reported sale price for the Common Stock on August 27, 1997 was $21 3/16 per share.
                           --------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
     TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                              PRICE TO           UNDERWRITING          PROCEEDS TO
                                                               PUBLIC             DISCOUNT(1)          COMPANY(2)
Per Share..............................................           $                    $                    $
Total (3)..............................................           $                    $                    $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) The Company has granted to the several Underwriters an option to purchase up to an additional 1,050,000 shares of Common Stock to cover over-allotments, if any. If all of such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $     and
    $     , respectively. See "Underwriting."
                           --------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of
Common Stock will be made in New York, New York on or about September   , 1997.
                           --------------------------
MERRILL LYNCH & CO.

         ALEX. BROWN & SONS
                      INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                           LEGG MASON WOOD WALKER
                                     INCORPORATED

                                    MCDONALD & COMPANY
                                           SECURITIES, INC.

                                             MORGAN STANLEY DEAN WITTER

                           --------------------------
         The date of this Prospectus Supplement is September   , 1997.

[MAP entitled "Duke Realty Investments Principal Markets" and consisting of (1) a map of the continental United States on which the states of Missouri, Wisconsin, Illinois, Indiana, Kentucky, Tennessee and Ohio are shaded and (2) a larger map of such states on which the city of Indianapolis, Indiana is shown as the Corporate Headquarters; the cities of Chicago, Illinois, St. Louis, Missouri, Columbus, Ohio, Cincinnati, Ohio and Nashville, Tennessee are shown as Regional Office locations; and the city of Milwaukee, Wisconsin is shown as Other Markets.]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING EXERCISING THE OVER-ALLOTMENT OPTION, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR DOCUMENTS INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED AS OF JUNE 30, 1997. SHARE AND PER SHARE AMOUNTS IN THIS PROSPECTUS SUPPLEMENT REFLECT THE COMPANY'S TWO-FOR-ONE STOCK SPLIT WHICH OCCURRED ON AUGUST 25, 1997. SEE "--RECENT DEVELOPMENTS." ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE THE COMPANY AND THOSE ENTITIES OWNED OR CONTROLLED BY THE COMPANY, UNLESS THE CONTEXT INDICATES OTHERWISE.

    WHEN USED IN THIS PROSPECTUS SUPPLEMENT, THE WORDS "BELIEVES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                                  THE COMPANY

    The Company is a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. At June 30, 1997, the Company owned a diversified portfolio of 262 in-service industrial, office and retail properties (the "Properties"), encompassing approximately 31.4 million square feet located in seven states, and 26 buildings and one building expansion encompassing approximately 4.1 million square feet under development. The Company also owned approximately 1,300 acres of unencumbered land (the "Land") for future development, of which approximately 75% is zoned for industrial use and which is typically located adjacent to the Properties. The Company provides leasing, management, construction, development and other tenant-related services for the Properties and certain properties owned by third parties. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest. The Company believes that the Midwest offers a relatively strong and stable economy compared to other regions of the United States and provides significant growth potential due to its central location, established manufacturing base, skilled work force and moderate labor costs.

    The Company has developed over 50 million square feet of commercial property since its founding including an average of approximately 4.1 million square feet per year during the last five years. In addition, the Company acquired approximately 8.9 million square feet during the three years ended December 31, 1996. During the six months ended June 30, 1997, the Company placed in service
2.6 million square feet of new development and acquired 1.8 million square feet of property.

    The Company manages over 43 million square feet of property, including over
8.1 million square feet owned by third parties. The Company manages approximately 35% and 29% of all competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. In addition to providing services to approximately 1,800 tenants in the Properties, the Company provides such services to over 900 tenants in 92 properties owned by third parties. Based on market data maintained by the Company, the Company believes that it was responsible in the first six months of 1997 for approximately 67% and 34% of the net absorption (gross space leased minus lease terminations and expirations) of competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. The Company believes that its dominant position in the primary markets in which it operates gives it a competitive advantage in its real estate activities.

    All of the Company's interests in the Properties and Land are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through Duke Realty Limited Partnership (the "Operating Partnership"). Partnership interests ("Units") in the Operating Partnership may be exchanged by the holders thereof, other than the Company, for Common Stock of the Company on a one-for-one basis. Upon an exchange of Units for Common Stock, the Company's percentage interest in the Operating Partnership will increase. The Company controls the Operating Partnership as the sole general partner and owner, as of June 30, 1997, of approximately 90% of the Units. In addition, the senior management team of the Company owns approximately 12.5% of the Company through Common Stock and Unit ownership.

    The following table provides an overview of the Properties.

                             SUMMARY OF PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                   PERCENT
                                                                     ANNUAL       OF TOTAL
                                                      PERCENT         NET       NET EFFECTIVE    OCCUPANCY
                                         SQUARE      OF TOTAL      EFFECTIVE       ANNUAL           AT
TYPE OF PROPERTY                          FEET      SQUARE FEET     RENT(1)        RENT(1)     JUNE 30, 1997
--------------------------------------  ---------  -------------  ------------  -------------  -------------
Industrial............................     21,753           69%    $   77,384            42%          95.5%
Office................................      7,943           25         91,739            50           96.3%
Retail................................      1,710            6         15,471             8           95.2%
                                        ---------        -----    ------------        -----
Total.................................     31,406          100%    $  184,594           100%          95.7%
                                        ---------        -----    ------------        -----
                                        ---------        -----    ------------        -----

------------------------

(1) Represents annual net effective rent due from tenants in occupancy as of June 30, 1997. Net effective rent ("Net Effective Rent") equals the average annual rental property revenue over the terms of the respective leases, excluding additional rent due as operating expense reimbursements, landlord allowances for operating expenses and percentage rents.

           SQUARE FOOTAGE AND ANNUAL NET EFFECTIVE RENT OF PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                 SQUARE FEET                             ANNUAL      PERCENT OF
                         -----------------------------------------------------------      NET          ANNUAL
                                                                         PERCENT OF    EFFECTIVE    NET EFFECTIVE
PRIMARY MARKET           INDUSTRIAL     OFFICE      RETAIL      TOTAL       TOTAL       RENT(1)         RENT
-----------------------  -----------  -----------  ---------  ---------  -----------  ------------  -------------
Indianapolis...........      13,621        1,417         194     15,232          49%   $   61,635            33%
Cincinnati.............       4,003        2,961         799      7,763          25        55,113            31
Columbus...............       1,749        1,481         219      3,449          11        25,759            14
St. Louis..............         924          680          --      1,604           5        12,626             7
Cleveland..............         332        1,059          --      1,391           4        13,669             7
Nashville..............         562           --          --        562           2         3,896             2
Chicago................          --          345          --        345           1         5,961             3
Other (2)..............         562           --         498      1,060           3         5,935             3
                         -----------       -----   ---------  ---------       -----   ------------        -----
Total..................      21,753        7,943       1,710     31,406         100%   $  184,594           100%
                         -----------       -----   ---------  ---------       -----   ------------        -----
                         -----------       -----   ---------  ---------       -----   ------------        -----
Percent of Total
  Square feet..........          69%          25%          6%       100%
                         -----------       -----   ---------  ---------
                         -----------       -----   ---------  ---------

------------------------

(1) Represents annual Net Effective Rent due from tenants in occupancy as of June 30, 1997, excluding additional rent due as a result of operating expense reimbursements, landlord allowances for operating expenses and percentage rents.

(2) Represents properties not located in the Company's primary markets. These properties are located in other similar Midwestern markets.

                              RECENT DEVELOPMENTS

OPERATING PERFORMANCE, DIVIDEND INCREASE AND STOCK SPLIT

    For the six months ended June 30, 1997, the Company reported the following information as compared to the same period in 1996.

                                                       SIX MONTHS ENDED
                                                            JUNE 30
                                                    -----------------------
                                                       1997         1996
                                                    -----------  ----------
                                                        (IN THOUSANDS)
Net income available for common shareholders......  $    29,682  $   21,947
Revenues..........................................      111,572      83,744
Funds From Operations.............................       48,123      34,911
Cash flow provided by (used by):
    Operating activities..........................       71,462      39,116
    Investing activities..........................     (175,407)    (93,598)
    Financing activities..........................      101,718      49,041

    On July 24, 1997, the Company's Board of Directors raised its regular quarterly common dividend from $.51 per share to $.59 per share, payable on August 29, 1997 to common shareholders of record on August 15, 1997. The new dividend is an increase of $.32 per year which is a 15.7% increase over the previous amount. This dividend equals $2.36 on an annualized basis. The Board of Directors also declared a two-for-one split of the Company's common stock (the "Stock Split") to be effected as a 100% share dividend, payable on August 25, 1997 to common shareholders of record on August 18, 1997. The Company also announced that its Board of Directors anticipates the Company's regular quarterly dividend amount to be $.30 per common share on a post-Stock Split basis. This would equate to a dividend increase of 1.7% and follows the Company's 15.7% dividend increase announced July 24, 1997. The official declaration for this new dividend is expected to be on October 23, 1997, the date of the Company's next regularly scheduled Board of Directors' meeting. Share and per share amounts in this Prospectus Supplement have been restated to reflect the effect of the Stock Split.

FINANCING

    In July 1997, the Company issued 3.0 million Depositary Shares, each representing 1/10 of a Series B Cumulative Step-Up Redeemable Preferred Share, raising net proceeds of $146.1 million. These securities are not redeemable prior to September 30, 2007 and offer a cumulative distribution of 7.99% through September 2012, and 9.99% thereafter. The proceeds of this financing were fully used to reduce the outstanding balance on the Company's unsecured line of credit and to fund the development and acquisition of additional rental properties.

    In August 1997, the Company issued $100 million of unsecured Pass-through Asset Trust Securities ("PATS"). The PATS bear interest at a coupon rate of 6.95% and mature on August 15, 2004. The effective rate of the PATS is 7.347%, which includes the effect of the settlement of a forward Treasury lock agreement which the Company entered into in April 1997. The Company and an affiliate of the placement agent for the PATS can effectively agree to reset the interest rate and remarket the underlying notes with a maturity of August 15, 2011.

    The Company reduced the interest rate on its $150.0 million unsecured line of credit from the 30-day London Interbank Offered Rate ("LIBOR") plus 1.25% to LIBOR plus 1.00% effective March 27, 1997. Effective August 28, 1997, the unsecured line of credit will be increased to $200.0 million and the interest rate will be reduced to LIBOR plus .80%. This line of credit also includes a "competitive bid option" and matures in April 2001.

    Concurrently with the Offering, the Company is considering offering approximately $15 million of Common Stock to an institutional buyer at the prevailing market price of the stock. There can be no assurance that this transaction will be consummated.

DEVELOPMENT AND ACQUISITIONS

    During the first seven months of 1997, the Company completed development of and placed in service 10 properties and one property expansion comprising 2.6 million square feet at a total cost of $79.5 million. The Company has 27 properties and one property expansion under development at July 31, 1997 comprising 4.2 million square feet which will have a total cost of $204.1 million upon completion. Also during the first seven months of 1997, the Company acquired 9 properties with 1.9 million square feet at a total cost of $120.5 million.

    These property additions (the "New Properties"), totaling 8.7 million square feet, consist of 73% industrial, 23% office, and 4% retail projects. The total cost of the New Properties is expected to be $404.1 million. At July 31, 1997, the New Properties which have been placed in service are 88% leased, and the New Properties under construction are 58% pre-leased for a combined total of 73% leased. The New Properties are expected to provide a weighted average unleveraged return on cost (computed as property annual contractual net operating income ("NOI") divided by total project costs) of 11.3% with anticipated leasing activity. The annual contractual NOI to be generated from the New Properties, once placed in service, will be $45.7 million with anticipated additional leasing. The cost of the New Properties to be placed in service in the third quarter of 1997 is $47.1 million, in the fourth quarter of 1997 is $78.9 million, and in 1998 is $78.1 million.

    The Company's expectations of total cost and weighted average unleveraged stabilized return on cost constitute forward-looking information that is subject to risks inherent in the completion of construction of the properties under development and the leasing of any unleased portion of the properties. Such risks could cause actual results to differ materially from the Company's expectations.

    CHICAGO, ILLINOIS. In May 1997, the Company entered the Chicago, Illinois market. Through a joint venture with an institutional investor, the Company purchased the six-story, 345,200 square foot Central Park of Lisle 96% occupied office property in Lisle, Illinois, a western suburb of Chicago. The acquisition also included a 17-acre site, located adjacent to the existing property, for future office development. The Company is establishing a regional office in Chicago. The Company believes that the Chicago market will offer additional profitable development and acquisition opportunities in select sub-markets. While the Company does not anticipate dominating the Chicago market because of its magnitude, it believes that entry into the Chicago market is in accordance with its strategy of entering attractive Midwestern markets.

    The following table sets forth information regarding each of the New Properties as of July 31, 1997.

IN-SERVICE OR
ANTICIPATED                                                                        PROPERTY
IN-SERVICE DATE                         PROJECT/TENANT              LOCATION         TYPE
------------------------------  ------------------------------  ----------------  ----------
DEVELOPMENT COMPLETED IN 1997:
1st Qtr. 1997                   Park Fletcher Building 33       Indianapolis, IN  Industrial
1st Qtr. 1997                   Dukeport 2                      St. Louis, MO     Industrial
2nd Qtr. 1997                   Silver Burdett Ginn Expansion   Indianapolis, IN  Industrial
2nd Qtr. 1997                   Vanstar                         Indianapolis, IN  Industrial
2nd Qtr. 1997                   North Airport Park Bldg. 2      Indianapolis, IN  Industrial
2nd Qtr. 1997                   Pamida                          Lebanon, IN       Industrial
2nd Qtr. 1997                   Skyport Building 1              Cincinnati, OH    Industrial
2nd Qtr. 1997                   Parkwood Place                  Columbus, OH      Office
2nd Qtr. 1997                   Sofa Express - Florence         Florence, KY      Retail
2nd Qtr. 1997                   Purity Wholesale                Lebanon, IN       Industrial
3rd Qtr. 1997                   Freedom Square III              Cleveland, OH     Office
UNDER DEVELOPMENT:
3rd Qtr. 1997                   Mr. Coffee                      Cleveland, OH     Industrial
3rd Qtr. 1997                   Southpointe C                   Columbus, OH      Industrial
3rd Qtr. 1997                   Three Parkwood                  Indianapolis, IN  Office
3rd Qtr. 1997                   Anthem                          Cincinnati, OH    Office
3rd Qtr. 1997                   Haywood Oaks Building 8         Nashville, TN     Industrial
3rd Qtr. 1997                   Fountain Place                  Cincinnati, OH    Retail
4th Qtr. 1997                   Beiersdorf                      Cincinnati, OH    Industrial
4th Qtr. 1997                   Park Fletcher Building 35       Indianapolis, IN  Industrial
4th Qtr. 1997                   Southpointe Building D          Columbus, OH      Industrial
4th Qtr. 1997                   Southpointe Building E          Columbus, OH      Industrial
4th Qtr. 1997                   Hamilton Crossing Building 2    Indianapolis, IN  Office
4th Qtr. 1997                   Park 100 Building 133           Indianapolis, IN  Industrial
4th Qtr. 1997                   Landerbrook Corporate Ctr.      Cleveland, OH     Office
4th Qtr. 1997                   4660 Governor's Pointe          Cincinnati, OH    Office
4th Qtr. 1997                   Mosteller II                    Cincinnati, OH    Industrial
4th Qtr. 1997                   Park Fletcher Building 34       Indianapolis, IN  Industrial
4th Qtr. 1997                   Compmanagement                  Columbus, OH      Office
4th Qtr. 1997                   Park 100 Building 132           Indianapolis, IN  Office
4th Qtr. 1997                   Lowes                           Cincinnati, OH    Retail
4th Qtr. 1997                   Dukeport 3                      St. Louis, MO     Industrial
4th Qrt. 1997                   Biggs B-Shoppes                 Cincinnati, OH    Retail
1st Qtr. 1998                   Prentice Hall                   Lebanon, IN       Industrial
1st Qtr. 1998                   Software Artistry               Indianapolis, IN  Office
1st Qtr. 1998                   Park 100 Building 135           Indianapolis, IN  Office
2nd Qtr. 1998                   Rings Road Office Building      Columbus, OH      Office
2nd Qtr. 1998                   Sterling 4                      Columbus, OH      Office
2nd Qtr. 1998                   MCI                             St. Louis, MO     Office
3rd Qtr. 1998                   Creekside Crossing One          Nashville, TN     Office
1997 ACQUISITIONS:
2nd Qtr. 1997                   NGIC/Pointe 70                  St. Louis, MO     Office
2nd Qtr. 1997                   Dyment/Johnson Controls         Cleveland, OH     Industrial
2nd Qtr. 1997                   Central Park of Lisle           Chicago, IL       Office
2nd Qtr. 1997                   8555 Keystone Crossing          Indianapolis, IN  Office
2nd Qtr. 1997                   Sun TV                          Columbus, OH      Industrial
3rd Qtr. 1997                   7910 and 7920 Kentucky Drive    Cincinnati, OH    Industrial

IN-SERVICE OR                                            PERCENT
ANTICIPATED                     PERCENTAGE  SQUARE      LEASED OR    INITIAL LEASE
IN-SERVICE DATE                 OWNERSHIP    FEET     PRE-LEASED(1)     TERM(2)
------------------------------  ---------  ---------  -------------  -------------
DEVELOPMENT COMPLETED IN 1997:
1st Qtr. 1997                        50%     112,710         100%         5 years
1st Qtr. 1997                       100%     244,800          65%         5 years
2nd Qtr. 1997                       100%     183,950         100%         7 years
2nd Qtr. 1997                       100%     415,680         100%        10 years
2nd Qtr. 1997                       100%     377,280         100%         5 years
2nd Qtr. 1997                       100%     200,000         100%        10 years
2nd Qtr. 1997                       100%     316,800           9%          Varies
2nd Qtr. 1997                       100%     156,000         100%        15 years
2nd Qtr. 1997                       100%      20,250         100%        10 years
2nd Qtr. 1997                       100%     556,248         100%        10 years
3rd Qtr. 1997                       100%      71,025          74%          Varies
                                           ---------
                                           2,654,743          85%
                                           ---------
UNDER DEVELOPMENT:
3rd Qtr. 1997                       100%     458,000         100%        15 years
3rd Qtr. 1997                       100%     322,000           0%(3)          N/A
3rd Qtr. 1997                       100%     121,246          73%          Varies
3rd Qtr. 1997                       100%      78,240         100%        10 years
3rd Qtr. 1997                       100%      71,500           0%             N/A
3rd Qtr. 1997                        25%     207,170          95%        20 years
4th Qtr. 1997                       100%     252,000         100%        10 years
4th Qtr. 1997                        50%      96,000           0%             N/A
4th Qtr. 1997                       100%     116,520          35%        15 years
4th Qtr. 1997                       100%      82,520           0%             N/A
4th Qtr. 1997                       100%      32,800          77%        10 years
4th Qtr. 1997                       100%      20,530         100%        15 years
4th Qtr. 1997                       100%     110,148          51%          Varies
4th Qtr. 1997                       100%      76,465          71%          Varies
4th Qtr. 1997                       100%     261,440           0%             N/A
4th Qtr. 1997                        50%     230,400          33%         5 years
4th Qtr. 1997                       100%      67,841          59%        15 years
4th Qtr. 1997                       100%      27,600          44%        10 years
4th Qtr. 1997                       100%     128,747         100%        20 years
4th Qtr. 1997                       100%     214,400           0%             N/A
4th Qrt. 1997                       100%      13,000          58%         5 years
1st Qtr. 1998                       100%     577,340         100%        10 years
1st Qtr. 1998                       100%     108,273          75%        15 years
1st Qtr. 1998                       100%      77,125          67%        10 years
2nd Qtr. 1998                       100%     145,000           0%             N/A
2nd Qtr. 1998                       100%      94,219         100%        15 years
2nd Qtr. 1998                       100%      97,356         100%        10 years
3rd Qtr. 1998                       100%     112,800           0%             N/A
                                           ---------
                                           4,200,680          58%
                                           ---------
1997 ACQUISITIONS:
2nd Qtr. 1997                       100%     215,549          99%          Varies
2nd Qtr. 1997                       100%     331,550         100%        10 years
2nd Qtr. 1997                        50%     345,200          96%          Varies
2nd Qtr. 1997                       100%      75,545          94%          Varies
2nd Qtr. 1997                       100%     789,175          81%         5 years
3rd Qtr. 1997                       100%     132,274         100%          Varies
                                           ---------
                                           1,889,293          91%
                                           ---------
                                           8,744,716          73%
                                           ---------
                                           ---------

----------------------------------------

(1) Represents completed leasing activity through July 31, 1997.

(2) Represents lease term of the building's primary tenant or tenants.

(3) In August 1997, the Company signed a lease totaling 168,000 square feet with a lease term of eight years bringing this property to 52% occupancy.

PENDING ACQUISITIONS

    The Company has entered into contracts or letters of intent to purchase certain properties in St. Louis and in the Chicago suburbs (the "Pending Acquisitions") for an aggregate purchase price of approximately $247.3 million. The Company currently expects to complete the Pending Acquisitions by October 1, 1997. However, the purchase of each of the Pending Acquisitions is subject to various closing conditions. Accordingly, no assurances can be made that the Company will close any or all of the Pending Acquisitions.

    In addition to the Pending Acquisitions, as part of its ongoing business, the Company continually engages in discussions with other real estate owners regarding possible portfolio or single asset acquisitions in its current and other attractive Midwestern markets. No assurances can be made that the Company will acquire any of the properties or portfolios currently being evaluated.

    The following describes each of the Pending Acquisitions.

    BAUR PROPERTIES. In August 1997, the Company entered into a letter of intent to acquire Baur Properties' existing rental properties and operations in St. Louis, Missouri. Baur Properties has been in operation in St. Louis for over 43 years and is one of the leading suburban office developers and operators in the Midwest. The Baur rental property portfolio consists of eight suburban office buildings totaling 904,000 square feet and three industrial buildings totaling 78,000 square feet. Seven of the suburban office projects are located in Maryville Centre, one of the premier suburban office parks in St. Louis. The acquisition will also include undeveloped land to accommodate approximately one million square feet of additional suburban office development and the property management and development operations of Baur Properties. Accordingly, Edward T. Baur, the Chairman of Baur Properties, will become Vice President and General Manager of Duke's St. Louis operations. The purchase price of this acquisition is expected to be paid through the assumption of $57.5 million in existing mortgage debt with a weighted average interest rate of 8.13%, the payment of approximately $25.0 million in cash and the remainder in Units. Along with its existing operations in St. Louis, the Company believes this acquisition will make it the dominant real estate developer in this market. The Company believes this acquisition is in accordance with its strategy of dominating its Midwestern markets.

    The following table sets forth information regarding the Baur Properties as of July 31, 1997.

                                                                                   RENTABLE      YEAR       PERCENT
PROPERTY                                                             TYPE         SQUARE FEET    BUILT      LEASED
------------------------------------------------------------  ------------------  -----------  ---------  -----------
500 Maryville...............................................  Suburban Office        165,544        1984     100.00%
530 Maryville...............................................  Suburban Office        107,957        1990     100.00%
540 Maryville...............................................  Suburban Office        107,973        1990     100.00%
550 Maryville...............................................  Suburban Office         97,109        1988      95.68%
625 Maryville(1)............................................  Suburban Office        101,576        1994     100.00%
635-645 Maryville...........................................  Suburban Office        148,307        1987      99.86%
655 Maryville...............................................  Suburban Office         90,499        1994     100.00%
Twin Oaks...................................................  Suburban Office         85,066        1980     100.00%
Southport I.................................................  Service Center          20,810        1977     100.00%
Southport II................................................  Service Center          22,400        1978     100.00%
Southport Commerce Center...................................  Service Center          34,873        1978     100.00%
                                                                                  -----------
  TOTAL.....................................................                         982,114                  99.55%
                                                                                  -----------
                                                                                  -----------

------------------------

(1) The Company currently intends to acquire a 49% interest in this property.

    EXECUTIVE TOWERS. In August 1997, the Company entered into a contract to purchase Executive Towers West, a three-building, 650,000 square foot, suburban office complex in Downers Grove, Illinois, a western suburb of Chicago. This property is near the Company's previously announced Central Park of Lisle acquisition. The purchase price of this acquisition will be paid entirely in cash. The Company believes this acquisition is in accordance with its strategy, as discussed above, of expanding into select sub-markets in Chicago.

    The following table sets forth information regarding Executive Towers as of July 31, 1997.

                                                                                   RENTABLE      YEAR       PERCENT
PROPERTY                                                             TYPE         SQUARE FEET    BUILT      LEASED
------------------------------------------------------------  ------------------  -----------  ---------  -----------
Executive Towers I..........................................  Suburban Office        203,302        1983      94.00%
Executive Towers II.........................................  Suburban Office        224,140        1984      96.98%
Executive Towers III........................................  Suburban Office        222,400        1987     100.00%
                                                                                  -----------
  TOTAL.....................................................                         649,842                  97.08%
                                                                                  -----------
                                                                                  -----------

                                  THE OFFERING

Common Stock Offered..............  7,000,000 shares (1)

Common Stock to be Outstanding
  After the Offering..............  70,319,232 shares (2)

Use of Proceeds...................  To retire the outstanding balance on the Lines of Credit
                                    (as defined herein) and to fund development and
                                    acquisition of additional rental properties, including
                                    the Pending Acquisitions.

New York Stock Exchange Symbol....  DRE

------------------------

(1) Assumes the Underwriters' over-allotment option to purchase up to 1,050,000 shares of Common Stock is not exercised. See "Underwriting."

(2) Excludes 6,759,846 Units issued by the Operating Partnership which are exchangeable by the holders for shares of Common Stock, 2,400 shares of Common Stock issued subsequent to June 30, 1997 as directors' compensation, 2,161,036 shares of Common Stock issuable upon exercise of outstanding employee stock options and 10,490 shares of Common Stock issued subsequent to June 30, 1997 in connection with the Company's direct stock purchase plan, all as adjusted for the Stock Split.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial and operating information for the Company. The information was derived from the Company's consolidated financial statements, which are incorporated by reference in the accompanying Prospectus.

    The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the Company and the consolidated financial statements incorporated by reference in the accompanying Prospectus.

                                                          SIX MONTHS ENDED
                                                              JUNE 30,            YEAR ENDED DECEMBER 31,
                                                        --------------------  -------------------------------
                                                          1997       1996       1996       1995       1994
                                                        ---------  ---------  ---------  ---------  ---------
                                                        (IN THOUSANDS, EXCEPT PROPERTIES AND PER SHARE DATA)
RESULTS OF OPERATIONS:
Revenues:
    Rental Operations.................................  $ 102,504  $  74,261  $ 162,160  $ 113,641  $  89,299
    Service Operations................................      9,068      9,483     19,929     17,777     18,473
                                                        ---------  ---------  ---------  ---------  ---------
TOTAL REVENUES........................................  $ 111,572  $  83,744  $ 182,089  $ 131,418  $ 107,772
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
NET INCOME AVAILABLE FOR COMMON SHARES................  $  29,682  $  21,947  $  50,872  $  35,019  $  26,216
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
SHARE DATA (1):
    Net Income per Common Share.......................  $     .48  $     .41  $     .91  $     .77  $     .76
    Dividends Declared per Common Share...............        .55        .50       1.01        .97        .93
    Weighted Average Common Shares Outstanding........     62,400     53,428     56,134     45,358     34,278
BALANCE SHEET DATA:
    Total Assets......................................  $1,550,879 $1,177,792 $1,361,142 $1,045,588 $ 774,901
    Total Debt........................................  $ 614,857  $ 431,856  $ 525,815  $ 454,820  $ 298,640
    Total Shareholders' Equity........................  $ 835,221  $ 677,846  $ 754,932  $ 534,789  $ 445,384
    Total Common Shares Outstanding (1)(2)............     63,320     58,640     58,972     48,304     40,782
OTHER DATA:
    Funds From Operations (3).........................  $  48,123  $  34,911  $  76,079  $  54,746  $  38,198
    Cash Flow Provided by (Used by):
        Operating activities..........................  $  71,462  $  39,116  $  95,135  $  78,620  $  51,873
        Investing activities..........................  $(175,407) $ (93,598) $(276,748) $(289,569) $(116,238)
        Financing activities..........................  $ 101,718  $  49,041  $ 181,220  $ 176,243  $  94,733
NUMBER OF IN-SERVICE PROPERTIES AT END OF PERIOD......        262        219        249        202        128
IN-SERVICE SQUARE FEET AVAILABLE AT END OF PERIOD.....     31,406     23,219     27,402     20,073     12,896

------------------------------

(1) All share data has been restated to reflect the effect of the Stock Split.

(2) Excludes Units held by persons other than the Company which are exchangeable for Common Stock.

(3) Funds from Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interests, unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis). FFO does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance and is not indicative of cash available to fund all cash flow needs.

                                  THE COMPANY

    The Company is a self-administered and self-managed REIT that began operations through a related entity in 1972. At June 30, 1997, the Company owned a diversified portfolio of 262 in-service industrial, office and retail Properties, encompassing approximately 31.4 million square feet located in seven states, and 26 buildings and one building expansion encompassing approximately
4.1 million square feet under development. The Company also owned approximately 1,300 acres of unencumbered Land for future development, of which approximately 75% is zoned for industrial use and which is typically located adjacent to the Properties. The Company provides leasing, management, construction, development and other tenant-related services for the Properties and certain properties owned by third parties. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest. The Company believes that the Midwest offers a relatively strong and stable economy compared to other regions of the United States and provides significant growth potential due to its central location, established manufacturing base, skilled work force and moderate labor costs.

    The Company has developed over 50 million square feet of commercial property since its founding including an average of approximately 4.1 million square feet per year during the last five years. In addition, the Company acquired approximately 8.9 million square feet during the three years ended December 31, 1996. Through the six months ended June 30, 1997, the Company placed in service
2.6 million square feet of new development and acquired 1.8 million square feet of property.

    The Company manages over 43 million square feet of property, including over
8.1 million square feet owned by third parties. The Company manages approximately 35% and 29% of all competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. In addition to providing services to approximately 1,800 tenants in the Properties, the Company provides such services to over 900 tenants in 92 properties owned by third parties. Based on market data maintained by the Company, the Company believes that it was responsible in the first six months of 1997 for approximately 67% and 34% of the net absorption (gross space leased minus lease terminations and expirations) of competitive suburban office, warehousing and light manufacturing space in Indianapolis and Cincinnati, respectively. The Company believes that its dominant position in its primary markets gives it a competitive advantage in its real estate activities.

    All of the Company's interests in the Properties and Land are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership. Units in the Operating Partnership may be exchanged by the holders thereof, other than the Company, for Common Stock of the Company on a one-for-one basis. Upon an exchange of Units for Common Stock, the Company's percentage interest in the Operating Partnership will increase. The Company controls the Operating Partnership as the sole general partner and owner, as of June 30, 1997, of approximately 90% of the Units.

BUSINESS STRATEGY

    The Company's business objective is to increase its Funds From Operations by
(i) maintaining and increasing property occupancy and rental rates through the aggressive management of its portfolio of existing properties; (ii) expanding existing properties; (iii) developing and acquiring new properties; and (iv) providing a full line of real estate services to the Company's tenants and to third parties.

    The Company believes that the analysis of real estate opportunities and risks can be done most effectively at regional or local levels. As a result, the Company intends to continue its emphasis on increasing its market share and effective rents in its existing markets primarily within the Midwest. The Company also expects to utilize its approximately 1,300 acres of unencumbered Land and its many business relationships with more than 2,700 commercial tenants to expand its build-to-suit business (development projects substantially pre-leased to a single tenant) and to pursue other development and acquisition opportunities in its existing markets and elsewhere, primarily in the Midwest. The Company believes that this regional focus will allow it to assess market supply and demand for real estate more effectively as well as to capitalize on its strong relationships with its tenant base.

    The Company's policy is to seek to develop and acquire substantially pre-leased Class A commercial properties located in markets with attractive investment potential for Fortune 500 companies and other quality regional and local firms. The Company's industrial and suburban office development focuses on business parks and mixed use developments suitable for development of multiple projects on a single site and where the Company can create and control the business environment. These business parks and mixed use developments generally include restaurants and other amenities which the Company believes create an atmosphere that is particularly efficient and desirable. The Company's retail development focuses on community, power and neighborhood centers in its existing markets. As a fully integrated real estate company, the Company is able to arrange for or provide to its industrial, office and retail tenants not only well located and well maintained facilities, but also additional services such as build-to-suit construction, tenant finish construction, expansion flexibility and advertising and marketing services.

FINANCING STRATEGY

    The Company seeks to maintain a well-balanced, conservative and flexible capital structure by: (i) currently targeting a ratio of long-term debt to total market capitalization in the range of 25% to 40%; (ii) extending and sequencing the maturity dates of its debt; (iii) borrowing primarily at fixed rates; (iv) generally pursuing current and future long-term debt financings and refinancings on an unsecured basis; (v) maintaining conservative debt service and fixed charge coverage ratios; and (vi) maintaining a conservative dividend payout ratio. Management believes that these strategies have enabled and should continue to enable the Company to access the debt and equity capital markets for their long-term requirements such as debt refinancings and financing for development and acquisitions of additional rental properties. The Company has demonstrated its ability to access the equity and debt markets to finance the activities of the Company through recent public offerings of Common Stock, Preferred Stock and unsecured notes since October 1993 which generated aggregate net proceeds of $1.24 billion.

MIDWESTERN FOCUS

    The Company believes that the Midwest offers a relatively strong and stable economy compared to other regions of the United States and provides attractive new opportunities due to its central location, established manufacturing base, skilled work force and moderate labor costs. In addition, the interstate highway systems serving Indianapolis, Cincinnati and Columbus, markets in which approximately 78% and 85% of the Properties, in terms of both dollar value of Net Effective Rent and square footage, respectively, are located, help make those cities prime industrial and office property locations.

    Employment statistics are generally a useful measure of the viability of a commercial real estate market because the demand for industrial and office space in a geographic area is usually linked to the levels of business activity and disposable income. According to the United States Department of Labor's Bureau of Labor Statistics, the unemployment rate for June 1997 was 2.6%, 3.6% and 2.8% in the Indianapolis, Cincinnati and Columbus metropolitan areas, respectively, compared to 5.0% for the United States. Additionally, total non-farm employment has increased 15.5%, 11.4% and 16.5% from December 1989 to December 1996 for the Indianapolis, Cincinnati and Columbus metropolitan areas, respectively, as compared to 11.0% for the United States.

    Management believes that the Company's assets are located in strong real estate markets with good investment potential. The Spring 1997 issue of MarketScore, a National Real Estate Index and Ernst & Young Kenneth Leventhal Real Estate Group publication ("MarketScore"), rated 64 metropolitan areas in the United States in terms of their real estate investment potential for the succeeding two years. The study segmented each metropolitan area by property type and considered real estate, economic and demographic variables such as vacancy rates, construction, rental trends, job growth, population and household growth, and household income. Approximately 34.4 million square feet of the Company's in-service and under-development Properties are in markets considered by MarketScore to have good or excellent investment potential.

    INDIANAPOLIS, INDIANA. With more than 1.5 million residents, Indianapolis is Indiana's largest metropolitan area. With a central location at the intersection of four interstate highways, Indianapolis continues to attract new growth by offering a skilled work force and stable economic base. Indianapolis' economic base includes distribution, government, manufacturing, retail trade, service and tourism related industries. According to CB Commercial Real Estate Group, Inc. ("CB Commercial"), the industrial vacancy rate was 9.5% as of December 31, 1996. The Indianapolis suburban office market strengthened over the 24-month period ending March 31, 1997. According to CB Commercial, at March 31, 1997, Indianapolis had an 8.5% suburban office vacancy rate compared to a national average of 10.6%.

    CINCINNATI, OHIO. Cincinnati is the second largest metropolitan area in Ohio with a population of 1.6 million. With an unemployment rate which is below the national average, Cincinnati's economic base is healthy and diverse. Balanced between major Fortune 500 employers and entrepreneurial enterprises, Cincinnati's economic base includes banking, distribution, manufacturing, retail trade and service related industries. Relatively low taxes, an expanding airport (a major North American hub for Delta Airlines) and aggressive state and local incentive packages designed to attract new business have contributed to major corporate relocations in Cincinnati. Indicative of the economic strength in Cincinnati, the industrial vacancy rate as reported by CB Commercial declined by 0.7% over the 24 months ended December 31, 1996 to 3.0%, less than half the national average of 7.3%. As reported by CB Commercial, the Cincinnati suburban office market vacancy rate declined by 6.1% over the twenty-four month period ended March 31, 1997 to 8.4%, compared to the national average of 10.6%, and the Cincinnati downtown office vacancy rate declined 1.2% over the same period to 13.7%.

    COLUMBUS, OHIO. The Columbus metropolitan area has a population of approximately 1.4 million and is the third largest metropolitan area in Ohio. The city's central location, well-trained work force and high quality of life have established Columbus as a major transportation and distribution center. Columbus' economic base includes distribution, government, manufacturing, retail trade and service-related industries. As reported by CB Commercial, as of December 31, 1996, the industrial vacancy rate in Columbus was 6.1% compared to the national average of 7.3%. As of March 31, 1997, the suburban office vacancy rate in Columbus was 10.6%, equal to the national average.

    CLEVELAND, OHIO. Cleveland is the largest metropolitan area in Ohio with a population of 2.2 million. The city is a major center for industry, technology, and service industries, including banking, health, research and development and the legal and accounting professions. Twenty-eight Fortune 500 companies have located their headquarters in Cleveland. As reported by CB Commercial, as of December 31, 1996 the industrial vacancy rate in Cleveland was 7.3%, equal to the national average and, as of March 31, 1997, the suburban office vacancy rate was 8.4% compared to the national average of 10.6%.

    ST. LOUIS, MISSOURI. St. Louis is Missouri's largest metropolitan area with a population of 2.5 million. With its central location, St. Louis is within 500 miles of one-third of the U.S. population and businesses and it has the lowest total mileage from the 24 largest metro areas in the mid-U.S. to the same 24 metro areas. Twenty-three Fortune 500 companies have located their headquarters in St. Louis. As reported by CB Commercial, as of December 31, 1996 the industrial vacancy rate in St. Louis was 2.5% compared to the national average of 7.3% and, as of March 31, 1997, the suburban office vacancy rate was 6.2% compared to the national average of 10.6%.

    The following table summarizes important economic and performance statistics for the Company's principal markets and for the United States.

                                                                                                                    MARCH 1997
                                                    JUNE 1997                               DECEMBER 1996            SUBURBAN
                                                  UNEMPLOYMENT         JOB GROWTH        INDUSTRIAL PROPERTY          OFFICE
                                                    RATE (1)         SINCE 1989 (1)       VACANCY RATE (2)       VACANCY RATE (2)
                                               -------------------  -----------------  -----------------------  -------------------
Cincinnati, Ohio.............................             3.6%               11.4%                  3.0%                   8.4%
Cleveland, Ohio..............................             4.2%                5.7%                  7.3%                   8.4%
Columbus, Ohio...............................             2.8%               16.5%                  6.1%                  10.6%
Indianapolis, Indiana........................             2.6%               15.5%                  9.5%                   8.5%
St. Louis, Missouri..........................             4.0%                7.2%                  2.5%                   6.2%
United States................................             5.0%               11.0%                  7.3%                  10.6%

--------------------------

(1) Source: United States Department of Labor's Bureau of Labor Statistics.

(2) Source: CB Commercial.

QUALITY TENANT BASE

    The Company's Properties have a diverse and stable base of approximately 1,800 tenants. Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services. Approximately 50% of the square footage of the Properties is occupied by tenants with a net worth based on book value of $100 million or greater. Approximately 75% of the gross leasable area of the Properties is occupied by tenants who have been in business for more than 10 years. The Company renewed 84% of the square feet of tenants up for renewal in the first six months of 1997 on approximately 1.3 million square feet up for renewal. No single tenant accounts for more than 2.5% of the Company's total gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

    The following table sets forth information regarding the 10 largest tenants of the Properties based upon annualized gross effective rents as of June 30, 1997.

                                                                                      ANNUALIZED      PERCENTAGE OF
                                            YEAR OF                 PERCENTAGE OF       GROSS          ANNUALIZED
                                             LEASE       SQUARE     TOTAL SQUARE      EFFECTIVE      GROSS EFFECTIVE
        TENANT          PRIMARY LOCATION  EXPIRATION(1)  FOOTAGE        FEET           RENT(2)            RENT
----------------------  ----------------  ------------  ---------  ---------------  --------------  -----------------
LCI Communications,
  Inc.................         Columbus   2001 - 2012     370,320          1.23%     $  5,054,129            2.47%
Budget Rent-A-Car
  Corporation.........          Chicago       2006        160,488          0.53         3,780,095            1.85
Sterling Commerce.....         Columbus   2000 - 2012     228,460          0.76         3,595,084            1.76
Nationwide Mutual Ins.
  Co..................         Columbus   1997 - 2006     317,799          1.06         3,446,602            1.69
National General
  Insurance...........        St. Louis       2005        112,000          0.37         2,935,249            1.44
General Electric......       Cincinnati   1997 - 2001     223,872          0.74         2,859,326            1.40
Anheuser-Busch........        St. Louis   1997 - 2002     155,568          0.52         2,687,656            1.31
Lenscrafter...........       Cincinnati   1998 - 2005     284,761          0.95         2,535,349            1.24
SDRC..................       Cincinnati   1997 - 2011     221,215          0.74         2,426,142            1.19
Associated Group......     Indianapolis   1997 - 1999     264,897          0.88         2,351,341            1.15
                                                        ---------           ---     --------------          -----
                                                        2,339,380          7.78%     $ 31,670,973           15.50%
                                                        ---------           ---     --------------          -----
                                                        ---------           ---     --------------          -----

--------------------------

(1) Where multiple years are listed, the tenant represents more than one lease with maturities during the indicated range of years.

(2) Represents annual gross effective rents due from tenants in service as of June 30, 1997. Annual gross effective rents equals the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowance and excluding additional rent due as operating expense reimbursements.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Common Stock offered hereby are expected to be approximately $140.5 million (approximately $161.6 million if the Underwriters' over-allotment option is exercised in full), assuming an offering price of $21 3/16 (the closing price of the Common Stock on the New York Stock Exchange on August 27, 1997). The Company presently intends to use the net proceeds as well as the net proceeds of its PATS offering of approximately $100.0 million to retire the outstanding balance on its lines of credit (the "Lines of Credit") and to fund development and acquisition of additional rental properties, including the cash portion of the Pending Acquisitions, expected to total in excess of $120 million. The remaining costs to be funded on the 4.2 million square feet of property under development at July 31, 1997 total $108.8 million with $73.7 million expected to be spent by December 31, 1997. See "Prospectus Supplement Summary--Recent Developments." The Lines of Credit are expected to have an outstanding balance of approximately $65.0 million on September 15, 1997, bearing interest at LIBOR plus .75% to
 .80%.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

    The Common Stock is listed on the New York Stock Exchange under the symbol DRE. The following table sets forth the high and low sale prices of the Common Stock for the periods indicated and the dividend paid per share during each such period. All share price and dividend information has been adjusted to reflect the effect of the Stock Split.

                                                                                        CLOSING PRICES
                                                                                          PER SHARE
                                                                                     --------------------   DIVIDENDS
QUARTERLY PERIOD                                                                       HIGH        LOW      PER SHARE
-----------------------------------------------------------------------------------  ---------  ---------  -----------
1995
  First Quarter....................................................................  $   13.94  $   12.57   $   0.235
  Second Quarter...................................................................      14.63      13.13       0.235
  Third Quarter....................................................................      15.82      13.82       0.245
  Fourth Quarter...................................................................      15.88      13.82       0.245
1996
  First Quarter....................................................................      16.25      14.57       0.245
  Second Quarter...................................................................      15.25      14.19       0.245
  Third Quarter....................................................................      16.63      14.50       0.255
  Fourth Quarter...................................................................      19.25      16.38       0.255
1997
  First Quarter....................................................................      21.44      19.13       0.255
  Second Quarter...................................................................      20.81      17.44       0.255
  Third Quarter (through August 27, 1997)..........................................      22.75      19.88       0.295

    The last reported sale price of the Common Stock on the New York Stock Exchange on August 27, 1997 was $21 3/16 per share. As of August 27, 1997, there were 4,065 registered holders of Common Stock.

    On July 24, 1997, the Company's Board of Directors raised its regular quarterly common dividend from $.255 per share to $.295 per share, payable on August 29, 1997 to common shareholders of record on August 15, 1997. The new dividend is an increase of $.16 per year which is a 15.7% increase over the previous amount. This dividend equals $1.18 on an annualized basis.

    The Company has announced that its Board of Directors anticipates the Company's regular quarterly dividend amount to be $.30 per common share on a post Stock-Split basis. This would equate to a dividend increase of 1.7% and follows the Company's 15.7% dividend increase announced July 24, 1997. The official declaration for this new dividend is expected to be on October 23, 1997, the date of the Company's next regularly scheduled Board of Directors' meeting.

    Since its organization in 1986, the Company has paid regular and uninterrupted dividends. The Company intends to continue to declare quarterly dividends on its Common Stock. However, no assurances can be given as to the amounts of future dividends as such dividends are subject to the Company's cash flow from operations, earnings, financial condition, capital requirements and such other factors as the Board of Directors deems relevant. The Company has determined that approximately 1% of the per share distribution for 1996 represented return of capital to the shareholders for income tax purposes. No assurance can be given that such percentage will not change in future years.

DIVIDEND REINVESTMENT PLAN

    The Company has an Automatic Dividend Reinvestment Plan (the "Plan") which allows shareholders to acquire additional shares of Common Stock by automatically reinvesting cash dividends. Common Stock is acquired pursuant to the Plan at a price equal to the prevailing market price of such Common Stock less a 4% discount, without payment of any brokerage commission or service charge. The Plan also allows persons to purchase Common Stock at a price equal to the prevailing market price of such Common Stock (without any discount but without payment of any brokerage commission or service charge) in the same manner as cash dividends are invested in amounts of not less than $100 ($25 for automated funds transfers) and not more than $5,000 per month for participating shareholders and in amounts of not less than $250 and more than $5,000 per month for initial investments by persons who are not shareholders. Shareholders who do not participate in the Plan continue to receive cash dividends, as declared.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company and its subsidiaries as of June 30, 1997 and as adjusted to give effect to issuance of the 7,000,000 shares of Common Stock offered hereby and the application of the net proceeds thereof as described under "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements incorporated herein by reference.

                                                                                              JUNE 30, 1997
                                                                                        --------------------------
                                                                                         HISTORICAL   AS ADJUSTED
                                                                                        ------------  ------------
                                                                                              (IN THOUSANDS)
Debt:
  Secured Debt (1)....................................................................  $    271,857  $    261,857
  Unsecured Debt (2)..................................................................       240,000       340,000
  Unsecured Line of Credit (3)........................................................       103,000       --
                                                                                        ------------  ------------
  Total Debt..........................................................................  $    614,857  $    601,857
                                                                                        ------------  ------------
Minority Interest.....................................................................        18,867        18,867
                                                                                        ------------  ------------

Shareholders' Equity:
  Preferred Stock ($.01 par value), 5,000 shares authorized:
    9.10% Series A Cumulative Redeemable Preferred Shares, liquidation preference $250
      per share, 300 shares issued and outstanding....................................        72,288        72,288
    7.99% Series B Cumulative Step-Up Premium Rate-SM- Preferred Shares, liquidation preference $500 per share, 300 shares issued and
      outstanding.....................................................................       --            146,050
  Common Stock and Paid-in Capital ($.01 par value), 150,000 shares authorized; 63,320
    outstanding; 70,320 outstanding as adjusted (4)...................................       813,625       954,122
  Distributions in excess of net income...............................................       (50,692)      (50,692)
                                                                                        ------------  ------------
  Total Shareholders' Equity..........................................................  $    835,221  $  1,121,768
                                                                                        ------------  ------------
Total Capitalization..................................................................  $  1,468,945  $  1,742,492
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) The Company had the full amount outstanding on its $10 million secured line of credit at June 30, 1997.

(2) In August 1997, the Company issued $100 million of unsecured Pass-Through Asset Trust Securities ("PATS"). These PATS bear interest at a coupon rate of 6.95% and mature on August 15, 2004. The effective rate of the PATS is 7.347%, which includes the effect of the settlement of a forward Treasury lock agreement which the Company entered into in April 1997. The Company and an affiliate of the placement agent for the PATS can effectively agree to reset the interest rate and remarket the underlying notes with a maturity of August 15, 2011.

(3) The Company paid down the $103 million outstanding on its unsecured line of credit at June 30, 1997 with a portion of the proceeds of the $146.1 million Series B Cumulative Step-Up Premium Rate Preferred Shares which were issued in July 1997.

(4) Does not include 6,760 shares reserved for issuance upon exchange of issued and outstanding Units. Shares issued and outstanding have been adjusted to reflect the effect of the Stock Split.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial and operating information for the Company on a historical basis. The information was derived from the Company's financial statements, which are incorporated by reference in the accompanying Prospectus.

    The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the Company and the financial statements incorporated by reference in the accompanying Prospectus.

                                                           SIX MONTHS ENDED
                                                               JUNE 30,              YEAR ENDED DECEMBER 31,
                                                        ----------------------  ----------------------------------
                                                           1997        1996        1996        1995        1994
                                                        ----------  ----------  ----------  ----------  ----------
                                                                              (IN THOUSANDS)
OPERATING DATA:
RENTAL OPERATIONS:
  Revenues:
    Rental Income.....................................  $   98,860  $   71,714  $  156,392  $  112,931  $   88,243
    Equity in earnings of unconsolidated companies....       3,644       2,547       5,768         710       1,056
                                                        ----------  ----------  ----------  ----------  ----------
                                                           102,504      74,261     162,160     113,641      89,299
                                                        ----------  ----------  ----------  ----------  ----------
  Operating expenses:
    Rental expenses...................................      18,022      13,814      29,669      20,922      17,074
    Real estate taxes.................................       9,115       6,507      14,244       9,683       8,256
    Interest expense..................................      17,951      14,617      31,344      21,424      18,920
    Depreciation and amortization.....................      20,241      16,157      32,571      24,337      18,036
                                                        ----------  ----------  ----------  ----------  ----------
                                                            65,329      51,095     107,828      76,366      62,286
                                                        ----------  ----------  ----------  ----------  ----------
    Earnings from rental operations...................      37,175      23,166      54,332      37,275      27,013
                                                        ----------  ----------  ----------  ----------  ----------
SERVICE OPERATIONS:
  Revenues:
    Property management, maintenance and leasing
      fees............................................       5,855       5,662      11,496      11,138      11,084
    Construction management and development fees......       2,711       3,153       6,895       5,582       6,107
    Other income......................................         502         668       1,538       1,057       1,282
                                                        ----------  ----------  ----------  ----------  ----------
                                                             9,068       9,483      19,929      17,777      18,473
                                                        ----------  ----------  ----------  ----------  ----------
  Operating expenses:
    Payroll...........................................       4,885       4,617       9,176       7,606       8,141
    Maintenance.......................................         916         717       1,526       1,344       1,069
    Office and other..................................       1,093       1,339       2,791       2,258       2,188
                                                        ----------  ----------  ----------  ----------  ----------
                                                             6,894       6,673      13,493      11,208      11,398
                                                        ----------  ----------  ----------  ----------  ----------
    Earnings from service operations..................       2,174       2,810       6,436       6,569       7,075
                                                        ----------  ----------  ----------  ----------  ----------
    General and administrative expense................      (2,890)     (2,263)     (4,719)     (3,536)     (3,261)
                                                        ----------  ----------  ----------  ----------  ----------
    Operating income..................................      36,459      23,713      56,049      40,308      30,827
OTHER INCOME (EXPENSE):
  Interest income.....................................         427         613       1,194       1,900       1,115
  Earnings from property sales........................         382       1,604       4,532         283       2,198
  Other expense.......................................        (419)        (67)       (174)        (31)        (84)
  Other minority interest in earnings of
    subsidiaries......................................        (425)       (430)       (986)       (911)     (1,088)
  Minority interest in earnings of unitholders........      (3,330)     (3,486)     (7,184)     (6,530)     (6,752)
                                                        ----------  ----------  ----------  ----------  ----------
Net income............................................      33,094      21,947      53,431      35,019      26,216
Dividends on preferred shares.........................      (3,412)     --          (2,559)     --          --
                                                        ----------  ----------  ----------  ----------  ----------
Net income available for common shares................  $   29,682  $   21,947  $   50,872  $   35,019  $   26,216
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

                                                 AS OF JUNE 30,                    AS OF DECEMBER 31,
                                          ----------------------------  -----------------------------------------
                                              1997           1996           1996           1995          1994
                                          -------------  -------------  -------------  -------------  -----------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Real estate investments.................  $   1,459,765  $   1,110,108  $   1,290,676  $     963,499  $   723,713
Accumulated depreciation................        (96,491)       (69,250)       (82,207)       (56,335)     (38,058)
                                          -------------  -------------  -------------  -------------  -----------
  Net real estate investments...........      1,363,274      1,040,858      1,208,469        907,164      685,655
Cash....................................          3,107            286          5,334          5,727       40,433
Investments in unconsolidated
  companies.............................        112,837         73,164         79,362         67,771        8,418
Other assets............................         71,661         63,484         67,977         64,926       40,395
                                          -------------  -------------  -------------  -------------  -----------
  Total assets..........................      1,550,879      1,177,792      1,361,142  $   1,045,588  $   774,901
                                          -------------  -------------  -------------  -------------  -----------
                                          -------------  -------------  -------------  -------------  -----------

Secured debt............................        271,857        281,856  $     261,815  $     259,820  $   298,640
Unsecured debt..........................        240,000        150,000        240,000        150,000      --
Unsecured line of credit................        103,000       --               24,000         45,000      --
                                          -------------  -------------  -------------  -------------  -----------
  Total debt............................        614,857        431,856        525,815        454,820      298,640
Other liabilities.......................         81,934         55,310         67,312         51,243       29,543
                                          -------------  -------------  -------------  -------------  -----------
  Total liabilities.....................        696,791        487,166        593,127        506,063      328,183
                                          -------------  -------------  -------------  -------------  -----------
Minority interest.......................         18,867         12,780         13,083          4,736        1,334
                                          -------------  -------------  -------------  -------------  -----------
Shareholders' equity....................        835,221        677,846        754,932        534,789      445,384
                                          -------------  -------------  -------------  -------------  -----------
  Total liabilities and shareholders'
    equity..............................  $   1,550,879  $   1,177,792  $   1,361,142  $   1,045,588  $   774,901
                                          -------------  -------------  -------------  -------------  -----------
                                          -------------  -------------  -------------  -------------  -----------

                                                      SIX MONTHS ENDED
                                                          JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                  ------------------------  -------------------------------------
                                                     1997         1996         1996         1995         1994
                                                  -----------  -----------  -----------  -----------  -----------
                                                              (IN THOUSANDS, EXCEPT PROPERTIES DATA)
OTHER DATA:
Funds from Operations
Available to Common Shareholders (1)............  $    48,123  $    34,911  $    76,079  $    54,746  $    38,198
Cash flow provided by (used in):
  Operating activities..........................       71,462       39,116       95,135       78,620       51,873
  Investing activities..........................     (175,407)     (93,598)    (276,748)    (289,569)    (116,238)
  Financing activities..........................      101,718       49,041      181,220      176,243       94,733
Weighted average common shares outstanding
  (2)...........................................       62,400       53,428       56,134       45,358       34,278
Number of in-service Properties at end of
  period........................................          262          219          249          202          128
In-service square feet available at end of
  period........................................       31,406       23,219       27,402       20,073       12,896

------------------------

(1) FFO is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interests, unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis). FFO does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance and is not indicative of cash available to fund all cash flow needs.

(2) Adjusted to reflect the effect of the Stock Split.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company's operating results depend primarily upon income from the rental operations of its industrial, office and retail properties located in its primary markets. This income from rental operations is substantially influenced by the supply and demand for the Company's rental space in its primary markets. In addition, the Company's continued growth is dependent upon its ability to maintain occupancy rates and increase rental rates of its in-service portfolio and to continue development and acquisition of additional rental properties.

    The Company's primary markets in the Midwest have continued to offer strong and stable local economies and have provided attractive new development opportunities because of their central location, established manufacturing base, skilled work force and moderate labor costs. Consequently, the Company's occupancy rate of its in-service portfolio has exceeded 92% the last two years and was at 95.7% at June 30, 1997. The Company expects to continue to maintain its overall occupancy levels at comparable levels and also expects to be able to increase rental rates as leases are renewed or new leases are executed. This stable occupancy as well as increasing rental rates should improve the Company's results of operations from its in-service properties. The Company's strategy for continued growth also includes developing and acquiring additional rental properties in its primary markets and expanding into other attractive Midwestern markets.

    The following table sets forth information regarding the Company's in-service portfolio of rental properties as of June 30, 1997 and 1996 (in thousands, except percentages):

                                                      TOTAL               PERCENT OF         PERCENT OCCUPIED
                                                   SQUARE FEET        TOTAL SQUARE FEET
                                               --------------------  --------------------  --------------------
TYPE                                             1997       1996       1997       1996       1997       1996
---------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
INDUSTRIAL
  Service Centers............................      3,051      2,971        9.7%      12.8%      94.9%      93.6%
  Bulk.......................................     18,702     12,926       59.5       55.7       95.6%      90.5%
OFFICE
  Suburban...................................      6,875      4,684       21.9       20.2       96.9%      97.1%
  CBD........................................        699        699        2.2        3.0       91.1%      81.3%
  Medical....................................        369        333        1.2        1.4       95.8%      90.3%
RETAIL.......................................      1,710      1,606        5.5        6.9       95.2%      93.0%
                                               ---------  ---------  ---------  ---------
  Total......................................     31,406     23,219      100.0%     100.0%      95.7%      92.1%
                                               ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------

    Management expects occupancy of the in-service property portfolio to remain stable because (i) only 5.5% and 10.8% of the Company's occupied square footage is subject to leases expiring in the remainder of 1997 and in 1998, respectively, and (ii) the Company's renewal percentage averaged 80%, 65% and 73% in 1996, 1995 and 1994, respectively. For the first six months of 1997, the renewal percentage was 84%.

    The following table reflects the Company's in-service portfolio lease expiration schedule as of June 30, 1997 by product type indicating square footage and annualized net effective rents under expiring leases (in thousands, except per square foot amounts):

                               INDUSTRIAL                 OFFICE                    RETAIL              TOTAL PORTFOLIO
                         ----------------------  ------------------------  ------------------------  ----------------------
YEAR OF                   SQUARE    CONTRACTUAL               CONTRACTUAL               CONTRACTUAL   SQUARE    CONTRACTUAL
EXPIRATION                 FEET        RENT      SQUARE FEET     RENT      SQUARE FEET     RENT        FEET        RENT
-----------------------  ---------  -----------  -----------  -----------  -----------  -----------  ---------  -----------
1997...................      1,334   $   5,285          299    $   3,111           25    $     277       1,658   $   8,673
1998...................      2,357       9,029          769        8,348          111        1,182       3,237      18,559
1999...................      2,217       9,568        1,036       11,164          117        1,191       3,370      21,923
2000...................      2,112       8,862          788        9,513          107        1,290       3,007      19,665
2001...................      2,644      10,248          874        9,688           88        1,061       3,606      20,997
2002...................      2,604       9,161        1,002       10,787          157        1,669       3,763      21,617
2003...................        301       1,816          249        2,849           40          342         590       5,007
2004...................        934       3,810          213        2,609           13          125       1,160       6,544
2005...................      1,440       4,586          698        9,736          177        1,507       2,315      15,829
2006...................      2,284       7,141          509        8,078            5           67       2,798      15,286
2007 and Thereafter....      2,555       7,878        1,213       15,856          787        6,760       4,555      30,494
                         ---------  -----------       -----   -----------       -----   -----------  ---------  -----------
Total Leased...........     20,782   $  77,384        7,650    $  91,739        1,627    $  15,471      30,059   $ 184,594
                         ---------  -----------       -----   -----------       -----   -----------  ---------  -----------
                         ---------  -----------       -----   -----------       -----   -----------  ---------  -----------

Total Portfolio
Square Feet............     21,753                    7,943                     1,710                   31,406
                         ---------                    -----                     -----                ---------
                         ---------                    -----                     -----                ---------

Annualized net
  effective rent per
  square foot..........              $    3.72                 $   11.99                 $    9.51               $    6.14
                                    -----------               -----------               -----------             -----------
                                    -----------               -----------               -----------             -----------

    This stable occupancy, along with stable rental rates in each of the Company's markets, will allow the in-service portfolio to continue to provide a comparable or increasing level of earnings from rental operations. The Company also expects to realize growth in earnings from rental operations through (i) the development and acquisition of additional rental properties in its primary markets; (ii) the expansion into other attractive Midwestern markets; and (iii) the completion of the 4.1 million square feet of properties under development at June 30, 1997 over the next five quarters. The 4.1 million square feet of properties under development should provide future earnings from rental operations growth for the Company as they are placed in service as follows (in thousands, except percent leased and stabilized returns):

                                                                                                                  ANTICIPATED
                                                                                         PERCENT      PROJECT     STABILIZED
ANTICIPATED IN-SERVICE DATE                                              SQUARE FEET     LEASED        COSTS        RETURN
-----------------------------------------------------------------------  -----------  -------------  ----------  -------------
3rd Quarter 1997.......................................................       1,329            65%   $   54,840         11.3%
4th Quarter 1997.......................................................       1,717            37%       77,353         11.5%
1st Quarter 1998.......................................................         699            95%       25,086         11.3%
Thereafter.............................................................         352            27%       38,151         11.9%
                                                                              -----                  ----------
                                                                              4,097            55%   $  195,430         11.5%
                                                                              -----                  ----------
                                                                              -----                  ----------

RESULTS OF OPERATIONS

    Following is a summary of the Company's operating results and property statistics for the six months ended June 30, 1997 and 1996 (in thousands, except number of properties and per share amounts):

                                                                                            SIX MONTHS ENDED JUNE
                                                                                                     30,
                                                                                           -----------------------
                                                                                              1997         1996
                                                                                           -----------  ----------
Rental Operations revenue................................................................  $   102,504  $   74,261
Service Operations revenue...............................................................        9,068       9,483
Earnings from Rental Operations..........................................................       37,175      23,166
Earnings from Service Operations.........................................................        2,174       2,810
Operating income.........................................................................       36,459      23,713
Net income available for common shares...................................................  $    29,682  $   21,947
Weighted average common shares outstanding (1)...........................................       62,400      53,428
Net income per common share (1)..........................................................  $       .48  $      .41

Number of in-service properties at end of period.........................................          262         219
In-service square footage at end of period...............................................       31,406      23,219
Under development square footage at end of period........................................        4,097       3,400

------------------------

(1) All share and per share data has been restated to reflect the effect of the Stock Split.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 TO SIX MONTHS ENDED JUNE 30, 1996

    RENTAL OPERATIONS. The Company increased its in-service portfolio of rental properties from 219 properties comprising 23.2 million square feet at June 30, 1996 to 262 properties comprising 31.4 million square feet at June 30, 1997 through the acquisition of 28 properties totaling 3.6 million square feet and the completion of 19 properties and four building expansions totaling 5.1 million square feet developed by the Company. The Company also disposed of four properties totaling 495,000 square feet. These 43 net additional rental properties primarily account for the $28.2 million increase in revenues from Rental Operations from 1996 to 1997. The Company also received a $1.2 million net lease termination payment made by a tenant in one of the Company's office properties which is included in rental income for the six months ended June 30, 1997. The increase from 1996 to 1997 in rental expenses, real estate taxes and depreciation and amortization expense is also a result of the additional 43 in-service rental properties.

    Interest expense increased by approximately $3.3 million from $14.6 million for the six months ended June 30, 1996 to $17.9 million for the six months ended June 30, 1997 due to additional unsecured debt issued in its medium-term note program in the last two quarters of 1996 to fund the development and acquisition of additional rental properties.

    As a result of the above-mentioned items, earnings from rental operations increased $14.0 million from $23.2 million for the six months ended June 30, 1996 to $37.2 million for the six months ended June 30, 1997.

    SERVICE OPERATIONS. Service Operation revenues decreased to $9.1 million for the six months ended June 30, 1997 as compared to $9.5 million for the six months ended June 30, 1996. This decrease was primarily the result of a decrease in construction management fees caused by certain higher profit third-party construction projects that were in process during the six months ended June 30, 1996 which resulted in higher revenue margins. Service Operation operating expenses increased from $6.7 million to $6.9 million for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996 primarily as a result of an increase in operating expenses resulting from the overall growth of the Company.

    As a result of the above-mentioned items, earnings from Service Operations decreased from $2.8 million for the six months ended June 30, 1996 to $2.2 million for the six months ended June 30, 1997.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense increased from $2.3 million for the six months ended June 30, 1996 to $2.9 million for the six months ended June 30, 1997 primarily as a result of increased state and local taxes due to the growth in revenues and net income of the Company.

    OTHER INCOME (EXPENSE). Interest income decreased from $613,000 for the six months ended June 30, 1996 to $427,000 for the six months ended June 30, 1997 primarily as a result of interest income which was earned on certain escrows during the six months ended June 30, 1996 which were refunded later in 1996. Other expense consists of the write-off of costs incurred during the pursuit of various build-to-suit development projects or the acquisition of real estate assets. During the six months ended June 30, 1997, approximately $312,000 of costs were written-off in connection with the decision to terminate the pursuit of the acquisition of a large real estate portfolio.

    NET INCOME AVAILABLE FOR COMMON SHARES. Net income available for common shares for the six months ended June 30, 1997 was $29.7 million compared to net income available for common shares of $21.9 million for the six months ended June 30, 1996. This increase results primarily from the operating result fluctuations in rental and service operations explained above.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operating activities totaling $71.5 million and $39.1 million for the six months ended June 30, 1997 and 1996, respectively, represents the primary source of liquidity to fund distributions to shareholders, unitholders and the other minority interests and to fund recurring costs associated with the renovation and re-letting of the Company's properties. This increase is primarily a result of, as discussed above under "Results of Operations," the increase in net income resulting from the expansion of the in-service portfolio through development and acquisitions of additional rental properties.

    Net cash used by investing activities totaling $175.4 million and $93.6 million for the six months ended June 30, 1997 and 1996, respectively, represents the investment of funds by the Company to expand its portfolio of rental properties through the development and acquisition of additional rental properties net of proceeds received from property sales. In 1997, $153.3 million was invested in the development and acquisition of additional rental properties and the acquisition of land held for development. In 1996, the investment in the development and acquisition of additional rental properties and land held for development was $132.7 million. During the six months ended June 30, 1997, the Company invested over $30 million in a newly formed joint venture with an institutional investor which allowed the joint venture to purchase a 345,000 square foot office property in Chicago, Illinois which was over 95% occupied.

    Net cash provided by financing activities totaling $101.2 million and $49.0 million for the six months ended June 30, 1997 and 1996, respectively, represents the source of funds from equity and debt offerings and borrowings on the lines of credit to fund the Company's investing activities. Also included in financing activities are the distribution of funds to shareholders and minority interests. In 1996, the Company received $126.1 million of net proceeds from a common equity offering which was used to pay down amounts outstanding on the unsecured line of credit and to fund current development and acquisition activity. In January 1997, the Company received $56.7 million of net proceeds from a common equity offering which was used to pay down amounts outstanding on the unsecured line of credit and to fund current development activity. During the six months ended June 30, 1997, the Company also received $7.0 million of net proceeds from the issuance of common stock under its Direct Stock Purchase and Dividend Reinvestment Plan and the exercise of employee stock options.

    The Company has a $200 million unsecured line of credit which matures in April 2001. In January 1996, the borrowing rate was LIBOR plus 1.625%. In September 1996, the borrowing rate was reduced to LIBOR plus 1.25%. On March 27, 1997, the borrowing rate was further reduced to LIBOR plus 1.00%.

On August 28, 1997, the borrowing rate will be reduced to LIBOR plus .80%. The line of credit will also include a "competitive bid option" and matures in April 2001. The Company also has a demand $10 million secured revolving credit facility which is available to provide working capital. This facility bears interest payable at the 30-day LIBOR rate plus .75%.

    The Company currently has on file Form S-3 Registration Statements with the Securities and Exchange Commission ("Shelf Registrations") which, after completion of this Offering, will have remaining availability of approximately $612 million to issue common stock, preferred stock or unsecured debt securities. The Company intends to issue additional equity or debt under these Shelf Registrations as capital needs arise to fund the development and acquisition of additional rental properties.

    The Company intends to maintain a conservative capital structure. The Company's debt to total market capitalization ratio at June 30, 1997 was 29.1%. Following the Offering, the Company's debt to total market capitalization ratio will be 24.4% based on a market price of the Company's Common Stock of $21 3/16 per share.

    The total debt outstanding at June 30, 1997 consists of notes totaling $614.9 million with a weighted average interest rate of 7.44% maturing at various dates through 2017. The Company has $343.0 million of unsecured debt and $271.9 million of secured debt outstanding at June 30, 1997. Scheduled principal amortization of such debt totaled $1.5 million for the six months ended June 30, 1997.

    Following is a summary of the scheduled future amortization and maturities of the Company's indebtedness at June 30, 1997 (in thousands):

                                                                                                  WEIGHTED AVERAGE
                                                          SCHEDULED                               INTEREST RATE OF
YEAR                                                     AMORTIZATION  MATURITIES      TOTAL      FUTURE REPAYMENTS
-------------------------------------------------------  ------------  -----------  -----------  -------------------
1997...................................................   $    2,033   $    10,000  $    12,033            6.61%
1998...................................................        4,574       149,590      154,164            6.84%
1999...................................................        5,323        28,470       33,793            6.17%
2000...................................................        3,418        44,853       48,271            7.39%
2001...................................................        3,137        59,954       63,091            8.71%
2002...................................................        3,412        50,000       53,412            7.37%
2003...................................................        1,144        68,216       69,360            8.48%
2004...................................................        1,239        50,000       51,239            7.15%
2005...................................................        1,346       100,000      101,346            7.48%
2006...................................................        1,465             -        1,465            7.58%
Thereafter.............................................       17,391         9,292       26,683            7.71%
                                                         ------------  -----------  -----------
Total                                                     $   44,482   $   570,375  $   614,857            7.44%
                                                         ------------  -----------  -----------
                                                         ------------  -----------  -----------

    The 1997 maturities consist of the outstanding balance on the Company's $10 million demand secured line of credit. The 1998 maturities consist mainly of the outstanding balance on the Company's $150 million unsecured line of credit. This outstanding balance was repaid with a portion of the proceeds of the $146.1 million Series B Cumulative Step-Up Premium Rate Preferred Shares which were issued in July 1997.

    The Company intends to pay regular quarterly dividends from net cash provided by operating activities. A quarterly dividend of $.59 per Common Share was declared on July 24, 1997 payable on August 29, 1997 to shareholders of record on August 15, 1997, which represents an annualized dividend of $2.36 per share. A quarterly dividend of $.56875 per depositary share of Series A Preferred Shares was declared on July 24, 1997 which is payable on August 29, 1997 to preferred shareholders of record on July 24, 1997. On July 24, 1997, the Board of Directors declared a dividend of $.88778 per depositary share on the Series B Cumulative Step-up Redeemable Preferred Shares. The dividend is payable on September 30, 1997 to preferred shareholders of record on September 16, 1997 and is applicable to the period beginning July 11, 1997 and ending September 30, 1997.

FUNDS FROM OPERATIONS

    Management believes that FFO, which is defined by NAREIT as net income or loss excluding gains or losses from debt restructuring and sales of property plus depreciation and amortization, and after adjustments for minority interest, unconsolidated partnerships and joint ventures (adjustments for minority interest, unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis), is the industry standard for reporting the operations of real estate investment trusts.

    The following table reflects the calculation of the Company's FFO for the six months ended June 30 as follows (in thousands):

                                                                                            SIX MONTHS ENDED JUNE
                                                                                                     30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Net income available for common shares....................................................  $   29,682  $   21,947
Add back:
  Depreciation and amortization...........................................................      19,551      15,554
  Share of joint venture depreciation and amortization....................................       1,314         883
  Earnings from property sales............................................................        (382)     (1,604)
  Minority interest share of add-backs....................................................      (2,042)     (1,869)
                                                                                            ----------  ----------
Funds From Operations.....................................................................  $   48,123  $   34,911
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Cash flow provided by (used by):
  Operating activities....................................................................  $   71,462  $   39,116
  Investing activities....................................................................    (175,407)    (93,598)
  Financing activities....................................................................     101,718      49,041

    The increase in FFO for the six months ended June 30, 1997 compared to the six months ended June 30, 1996 results primarily from the increased in-service rental property portfolio as discussed above under "Results of Operations."

    While management believes that FFO is the most relevant and widely used measure of the Company's operating performance, such amount does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.

                                   PROPERTIES

GENERAL

    The Company owns a diversified portfolio of properties which includes (i) the in-service Properties, consisting of 262 industrial, office and retail properties located in Indiana, Ohio, Illinois, Tennessee, Kentucky, Wisconsin and Missouri; (ii) 26 buildings and one building expansion currently under development; and (iii) the Land, consisting of approximately 1,300 acres of unencumbered land for future development in Indiana, Ohio, Missouri, Illinois, Kentucky, and Tennessee. The Company owns the entire equity interest in 219 of the Properties, including property under development, and a partial interest in the remainder of the Properties. The Properties are comprised of a broad range of product types which include bulk and medium bulk warehouse and distribution facilities, light manufacturing facilities, multi-tenant flex space buildings, suburban office buildings, downtown office buildings, and neighborhood, power and community shopping centers. The Company believes that its Properties are of the highest quality available to tenants in its markets. The total square footage of the in-service Properties is approximately 31.4 million, consisting of approximately 21.8 million square feet of industrial space, approximately 7.9 million square feet of office space and approximately 1.7 million square feet of retail space. The total square footage of the 26 buildings and one building expansion currently under development is approximately 4.1 million square feet, consisting of approximately 2.7 million square feet of industrial space, approximately 1.0 million square feet of office space and approximately 350,000 square feet of retail space. The current development projects are 55% leased as of June 30, 1997. The total annual Net Effective Rental income of the Properties based upon tenants in occupancy as of June 30, 1997 is approximately $184.6 million, with $77.4 million relating to the industrial Properties, $91.7 million relating to the office Properties and $15.5 million relating to the retail Properties. At June 30, 1997, the Properties were approximately 95.7% leased.

    The following table provides an overview of the Properties.

                             SUMMARY OF PROPERTIES
                       (IN THOUSANDS, EXCEPT PERCENTAGES)

                                                                                              PERCENT OF
                                                               PERCENT OF      ANNUAL NET      TOTAL NET
                                                   SQUARE     TOTAL SQUARE     EFFECTIVE       EFFECTIVE      OCCUPANCY AT
TYPE OF PROPERTY                                    FEET          FEET          RENT(1)       ANNUAL RENT     JUNE 30, 1997
------------------------------------------------  ---------  ---------------  ------------  ---------------  ---------------
Industrial......................................     21,753            69%     $   77,384             42%            95.5%
Office..........................................      7,943            25          91,739             50             96.3%
Retail..........................................      1,710             6          15,471              8             95.2%
                                                  ---------           ---     ------------           ---
Total...........................................     31,406           100%     $  184,594            100%            95.7%
                                                  ---------           ---     ------------           ---
                                                  ---------           ---     ------------           ---

------------------------

(1) Represents annual Net Effective Rent due from tenants in occupancy as of June 30, 1997. Net Effective Rent equals the average annual rental property revenue over the terms of the respective leases, excluding additional rent due as operating expense reimbursements, landlord allowances for operating expenses and percentage rents.

    The following table sets forth the aggregate average percent leased for all of the Properties during the indicated periods.

                                                  AVERAGE OCCUPANCY
                                                  (ALL PROPERTIES)
                                                                                          SQUARE FEET      AVERAGE
YEAR                                                                                       AVAILABLE      OCCUPANCY
----------------------------------------------------------------------------------------  ------------  -------------
June 30, 1997...........................................................................    31,406,042         95.4%
1996....................................................................................    27,402,150         95.2%
1995....................................................................................    20,072,666         95.1%
1994....................................................................................    12,894,603         93.8%

    The following table shows lease expirations for leases in place as of June 30, 1997 for each of the ten years beginning with 1997 for the Properties, assuming none of the tenants exercises early termination or renewal options.

                               LEASE EXPIRATIONS
                                (ALL PROPERTIES)

                                                                                ANNUAL NET   PERCENT OF   PERCENT OF
                                                                                 EFFECTIVE   ANNUAL NET      TOTAL
                                                                                 RENT PER     EFFECTIVE     LEASED
                                                NET RENTABLE      ANNUAL NET      SQ. FT.       RENT        SQ. FT.
                                   NUMBER OF    AREA (IN SQ.    EFFECTIVE RENT     UNDER     REPRESENTED  REPRESENTED
                                    LEASES     FT.) SUBJECT TO  UNDER EXPIRING   EXPIRING    BY EXPIRING  BY EXPIRING
YEAR OF LEASE EXPIRATION           EXPIRING    EXPIRING LEASES    LEASES (1)    LEASES (1)     LEASES       LEASES
--------------------------------  -----------  ---------------  --------------  -----------  -----------  -----------
                                               (IN THOUSANDS)   (IN THOUSANDS)
1997............................         199           1,658    $       8,673   $     5.23         4.70%        5.52%
1998............................         330           3,237           18,559   $     5.73        10.05        10.77
1999............................         336           3,370           21,923   $     6.51        11.88        11.21
2000............................         290           3,007           19,665   $     6.54        10.65        10.00
2001............................         294           3,606           20,997   $     5.82        11.37        12.00
2002............................         196           3,763           21,617   $     5.74        11.71        12.52
2003............................          35             590            5,007   $     8.49         2.71         1.96
2004............................          28           1,160            6,544   $     5.64         3.55         3.86
2005............................          47           2,315           15,829   $     6.84         8.58         7.70
2006............................          42           2,798           15,286   $     5.46         8.28         9.31
2007 and
thereafter......................          59           4,555           30,494   $     6.69        16.52        15.15
                                       -----          ------    --------------               -----------  -----------
Total...........................       1,856          30,059    $     184,594   $     6.14       100.00%      100.00%
                                       -----          ------    --------------               -----------  -----------
                                       -----          ------    --------------               -----------  -----------

------------------------

(1) Represents annual Net Effective Rent due from tenants in occupancy as of June 30, 1997.

INDUSTRIAL PROPERTIES

    The 157 industrial Properties are primarily located in industrial or business parks that have been developed by the Company and consist of 109 bulk distribution facilities and 48 service center facilities. Approximately 86% of the square footage of the industrial Properties is contained in bulk distribution facilities. The bulk distribution facilities accommodate the needs of large warehouse and distribution users with ceiling clear heights of 20 feet or more while providing leased space to many large tenants including users of more than 500,000 square feet. The service center facilities are also known as flex buildings or light industrial properties which generally have 12 to 18 foot ceiling heights and a combination of drive-up and dock loading access. These service center facilities accommodate users of 1,200 square feet and up. The diversity of the industrial buildings allows the Company to cater to many segments of the industrial market and renders the Company less dependent upon any specific market segment. Over 89% of the industrial Properties are in the Company's markets of Indianapolis, Cincinnati and Columbus.

OFFICE PROPERTIES

    The Company owns a portfolio of 81 office Properties, including 72 suburban office buildings which range from single-story to mid-rise and are located in developed business parks and mixed use developments with excellent interstate access and visibility. Six of the suburban office buildings are medical buildings, including a single tenant facility with a 20 year lease and two multi-tenant properties attached to a hospital. In addition, the Company owns three downtown office buildings consisting of two new high-rise buildings and one rehabilitated building. The Company believes that these primarily Class A office Properties are among the highest quality available to tenants in its markets. This diverse mix of office buildings is occupied by tenants spanning all segments of the office market.

RETAIL PROPERTIES

    The retail Properties, which cater to a variety of retail markets, include one regional shopping center, 12 neighborhood shopping centers, three shopping centers designed primarily to serve the business parks in which they are located and eight free-standing single-tenant buildings. The regional and neighborhood shopping centers either have well known anchor tenants such as Wal-Mart and Pet Food Supermarket, or are located adjacent to major retailers such as Kroger or in areas where other large commercial facilities draw consumers. The retail Properties are generally located in upscale suburban and high growth areas.

LAND

    Substantially all of the approximately 1,300 acres of unencumbered Land is located adjacent to the Properties in industrial or business parks that have been developed by the Company. Approximately 75% of the Land is zoned for industrial use, with the remainder zoned for either office or retail use. All of the Land is unencumbered, has available to it appropriate utilities and is ready for immediate development. The Company believes that approximately 17 million square feet of commercial development can be constructed on the Land. The Company believes that the Land gives it a competitive advantage over other real estate companies operating in its markets.

                                   MANAGEMENT

    The directors and senior officers of the Company are as follows:

           NAME                  AGE                            PRINCIPAL OCCUPATIONS AND POSITIONS
---------------------------      ---      -------------------------------------------------------------------------------
John W. Wynne                        64   Director and Chairman of the Board.

Thomas L. Hefner                     50   Director and President and Chief Executive Officer.

Darell E. Zink, Jr.                  50   Director and Executive Vice President and Chief Financial Officer.

Geoffrey Button                      48   Director; Independent real estate and financing consultant.

Ngaire E. Cuneo                      46   Director; Executive Vice President, Corporate Development, Conseco, Inc.

Howard L. Feinsand                   49   Director; Principal, Choir Capital Ltd.

L. Ben Lytle                         50   Director; President and Chief Executive Officer of Anthem, Inc.

John D. Peterson                     64   Director; Chairman of City Securities Corporation.

James E. Rogers                      49   Director; Vice Chairman, President and Chief Operating Officer of CINergy.

Daniel C. Staton                     44   Director; Principal, Walnut Capital Partners.

Jay J. Strauss                       61   Director; Chairman and Chief Executive Officer of Regent Realty Group, Inc.

Gary A. Burk                         45   President of Construction Services and Executive Vice President of Duke
                                          Services, Inc.

Richard W. Horn                      39   Executive Vice President, Office.

William E. Linville, III             42   Executive Vice President, Industrial.

David R. Mennel                      43   General Manager of Services Operations and President of Duke Services, Inc.

Dennis D. Oklak                      43   Vice President and Treasurer.

John R. Gaskin                       36   Vice President, General Counsel and Secretary.

John M. Nemecek                      42   President of Asset/Property Management.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    For a discussion of material federal income tax consequences applicable to distributions to shareholders and the Company's election to be taxed as a REIT, see "Federal Income Tax Considerations" in the accompanying Prospectus.

    Prospective purchasers should be aware that the recently enacted Taxpayer Relief Act of 1997 (the "1997 Act") made numerous changes to the Code, including reducing the maximum tax imposed on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates. The 1997 Act also makes certain changes to the requirements to qualify as a REIT and to the taxation of REITs and their shareholders.

    The 1997 Act contains significant changes to the taxation of capital gains of individuals, trusts and estates and certain changes to the REIT Requirements and the taxation of REITs. For gains realized after July 28, 1997, and subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. Long-term capital gain allocated to a shareholder by the Company will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the 1997 Act.

    The 1997 Act also includes several provisions that are intended to simplify the taxation of REITs. These provisions are effective for taxable years beginning after the date of enactment of the 1997 Act which, as to the Company, is its taxable year commencing January 1, 1998. First, in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services. Second, certain non-cash income, including income from cancellation of indebtedness and original issue discount will be excluded from income in determining the amount of dividends that a REIT is required to distribute. Third, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT makes such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by a REIT on the undistributed net capital gains that was included in the shareholders' income, and such shareholders will receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit. Fourth, the 1997 Act repeals the requirement that a REIT receive less than 30% of its gross income from the sale or disposition of stock or securities held for less than one year, gain from prohibited transactions, and gain from certain sales of real property held less than four years. Finally, the 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently cease to qualify as a REIT.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex. Brown & Sons Incorporated, A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated, McDonald & Company Securities, Inc. and Morgan Stanley & Co. Incorporated are acting as representatives (the "Representatives") has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the shares of Common Stock if any are purchased.

                                                                              NUMBER OF SHARES
             UNDERWRITER                                                      OF COMMON STOCK
----------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................................
Alex. Brown & Sons Incorporated.............................................
A.G. Edwards & Sons, Inc....................................................
Legg Mason Wood Walker, Incorporated........................................
McDonald & Company Securities, Inc..........................................
Morgan Stanley & Co. Incorporated...........................................
                                                                              ----------------
          Total.............................................................       7,000,000
                                                                              ----------------
                                                                              ----------------

    The Representatives have advised the Company that they propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a discount not in excess of $    to certain
other dealers. After the Offering, the public offering price, concession and discounts may be changed.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate of 1,050,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 7,000,000 shares of Common Stock offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company and the executive officers of the Company and the Directors have agreed that for a period of 90 days from the date of this Prospectus Supplement they will not, without prior and written consent of the Representatives, offer, sell or otherwise dispose of any shares of Common Stock or any other security convertible into or exercisable for shares of Common Stock (except pursuant to the Company's stock option or dividend reinvestment plans and certain other agreements).

    In connection with the Offering, the rules of the Securities and Exchange Commission permit the Representatives to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering (I.E., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") from time to time provides investment banking and financial advisory services to the Company. Merrill Lynch also acted as representative of various underwriters in connection with public offerings of the Company's Common Stock, Depositary Shares and debt securities in 1993 through 1997.

                                 LEGAL MATTERS

    In addition to the legal opinions referred to under "Legal Opinions" in the accompanying Prospectus, the description of Federal income tax matters contained in this Prospectus Supplement entitled "Certain Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans.

PROSPECTUS

                                  $545,000,000

                         DUKE REALTY INVESTMENTS, INC.
              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                        DUKE REALTY LIMITED PARTNERSHIP
                                DEBT SECURITIES

    Duke Realty Investments, Inc. (the "Company") may from time to time offer in one or more series (i) shares of Common Stock, $.01 par value ("Common Stock"),
(ii) shares of preferred stock, $.01 par value ("Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $325,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Duke Realty Limited Partnership (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $220,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 27, 1997.

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and the Operating Partnership.

    The Company and the Operating Partnership will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, Attn: Investor Relations, telephone number (317) 574-3531.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Securities offered hereby. For further information with respect to the Company, the Operating Partnership and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

    1. The Company's Annual Report on Form 10-K (file no. 1-9044), for the year ended December 31, 1996.

    2. The Operating Partnership's Annual Report on Form 10-K (file no. 0-20625) for the year ended December 31, 1996.

    3.  The Company's proxy statement dated March 21, 1997.

    4. The Company's Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 1997.

    5. The Operating Partnership's Quarterly Report on Form 10-Q (file no. 0-20625) for the quarter ended March 31, 1997.

    6. The description of the Common Stock of the Company contained in the Registration Statement on Form 10, File No. 1-9044, as amended.

    Each document filed by the Company or the Operating Partnership subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company is a self-administered and self-managed real estate investment trust that began operations through a related entity in 1972. At March 31, 1997, the Company owned direct or indirect interests in a portfolio of 250 in-service industrial, office and retail properties (the "Properties"), together with over 1,100 acres of land (the "Land") for future development. The Properties are located in Indiana, Ohio, Illinois, Kentucky, Michigan, Missouri, Tennessee and Wisconsin. As of March 31, 1997, the Properties contained approximately 27.7 million square feet, which were approximately 95.5% leased to approximately 1,800 tenants.

    All of the Company's interests in the Properties and Land are held by, and substantially all of its operations relating to the Properties and Land are conducted through, the Operating Partnership. The Operating Partnership holds a 100% interest in all but 65 of the Properties and substantially all of the Land. The Company controls the Operating Partnership as the sole general partner and owner, as of March 31, 1997, of approximately 90.3% of the outstanding units of voting partnership interest of the Operating Partnership ("Units"). Each Unit, other than those held by the Company, may be exchanged by the holder thereof, subject to certain holding periods, for one share (subject to certain adjustments) of the Common Stock. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    In addition to owning the Properties and the Land, the Operating Partnership also provides services associated with leasing, property management, real estate development, construction and miscellaneous tenant services (the "Related Businesses") for the Properties. The Company also provides services associated with the Related Businesses to third parties through Duke Realty Services Limited Partnership on a fee basis.

    The Company's experienced staff provides a full range of real estate services from executive offices headquartered in Indianapolis, and from seven regional offices located in the Cincinnati, Cleveland, Columbus, Decatur, Detroit, Nashville and St. Louis metropolitan areas.

    The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Operating Partnership is an Indiana limited partnership that was formed in 1993. The Company's and the Operating Partnership's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and their telephone number is (317) 574-3531.

                                USE OF PROCEEDS

    The Company is required, by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock, Preferred Stock or Depositary Shares in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. Unless otherwise specified in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for general corporate purposes, including the development and acquisition of additional rental properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in the Company's portfolio.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's and the Operating Partnership's ratios of earnings to fixed charges for the periods shown.

YEAR ENDED                                                                                                OPERATING
DECEMBER 31,                                                                                  COMPANY    PARTNERSHIP
------------------------------------------------------------------------------------------  -----------  -----------
1996......................................................................................        2.18         2.20
1995......................................................................................        2.38         2.38
1994......................................................................................        2.33         2.33
1993......................................................................................        1.58         2.51(1)
1992......................................................................................          (2)          NA

------------------------

(1) From date of formation on October 4, 1993 to December 31, 1993.

(2) Prior to completion of the Company's reorganization in October, 1993, the Company maintained a different capital structure. As a result, although the original properties have historically generated positive net cash flow, the financial statements of the Company show net losses for the fiscal year ended December 31, 1992. Consequently, the computation of the ratio of earnings to fixed charges for such period indicates that earnings were inadequate to cover fixed charges by approximately $0.7 million for the fiscal year ended December 31, 1992.

    The Company's and the Operating Partnership's ratios of earnings to fixed charges for the three months ended March 31, 1997 were 2.30 and 2.32, respectively.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

    The recapitalization of the Company effected in connection with the reorganization permitted the Company to significantly deleverage, resulting in an improved ratio of earnings to fixed charges for periods subsequent to the reorganization.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the "Indenture"), between the Operating Partnership and The First National Bank of Chicago, as trustee. The Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee at 14 Wall Street, Eighth Floor, New York, New York 10005 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made herein relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At March 31, 1997, the total outstanding debt of the Operating Partnership was $506.1 million, of which $261.1 million was secured debt and $245.0 million was unsecured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (6) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (7) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

    (9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

   (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

   (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

   (12) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

   (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

   (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

   (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

   (16) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

   (17) whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

   (18) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions;
        (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

   (19) any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock -- Certain Provisions Affecting Change of Control" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York, 10005, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above.

Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (A) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (B) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

    MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1008).

    INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1009).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section
1010).

    PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1011).

    ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security or such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of Debt Securities in the Indenture (Section 1014).

    Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture;
(iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision;

(vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Sections 1401 and 1404).

    The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1011, inclusive, of the Indenture (including the restrictions described under "Certain Covenants") and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company is authorized to issue 5,000,000 shares of preferred stock, $.01 par value per share, of which 300,000 shares of Series A Cumulative Redeemable Preferred Stock were outstanding at March 31, 1997.

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

    Subject to the limitations prescribed by the Articles of Incorporation, the board of directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company (except as described under "-- Shareholder Liability" below) and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

   (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

   (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (12) A discussion of federal income tax considerations applicable to such Preferred Stock;

   (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the board of directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the board of directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the board of directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of

Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire board of directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

    Under Indiana law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon any proposed amendment to the Articles of Incorporation, whether or not entitled to vote thereon by the Articles of Incorporation, if the amendment would (i) increase or decrease the aggregate number of authorized shares of such series; (ii) effect an exchange or reclassification of all or part of the shares of the series into shares of another series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of the series; (iv) change the designation, rights, preferences or limitations of all or a part of the shares of the series; (v) change the shares of all or part of the series into a different number of shares of the same series; (vi) create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series; (vii) increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; (viii) limit or deny an existing preemptive right of all or part of the shares of the series; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Stock -- General," applicable Indiana law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

    In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of

Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

    From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts. Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The authorized capital stock of the Company includes 150,000,000 shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At March 31, 1997, there were 31,442,291 shares of Common Stock outstanding, 3,377,709 shares reserved for issuance upon exchange of outstanding Units and 1,053,781 shares reserved for issuance upon the exercise of outstanding stock options.

    Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

    The Articles of Incorporation of the Company provide for the board of directors to be divided into three classes of directors, each class to consist as nearly as possible of one-third of the directors. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The overall effect of the provisions in the Articles of Incorporation with respect to the classified board may be to render more difficult a change of control of the Company or removal of incumbent management. Holders of Common Stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the shares of Common Stock are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote in the election of directors.

    All shares of Common Stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the board of directors of the Company out of funds legally available therefor. The Company intends to continue to pay quarterly dividends.

    Under Indiana law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

    GENERAL. Pursuant to Indiana law, the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares voting on the resolution. The Company's Articles of Incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control of the Company, including: (i) a requirement that, in the case of certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of the capital stock of the Company, such transactions be approved by a vote of the holders of 80% of the issued and outstanding shares of capital stock of the Company or three-fourths of the continuing directors, or provide for payment of a price to affected shareholders for their shares not less than as specified in the Articles of Incorporation; (ii) a requirement that any amendment or alteration of certain provisions of the Articles of Incorporation affecting change of control be approved by the holders of 80% of the issued and outstanding capital stock of the Company; and (iii) a staggered board of directors and a limitation on removal of directors to removal for cause as described above.

    The partnership agreement for the Operating Partnership also contains provisions which could discourage transactions involving an actual or threatened change of control of the Company, including (i) a requirement that holders of at least 90% of the outstanding Units held by the Company and other Unit holders approve any voluntary sale, exchange or other disposition, including merger or consolidation (other than a disposition occurring upon a financing or refinancing of the Operating Partnership), of all or substantially all of the assets of the Operating Partnership in a single transaction or a series of related transactions; (ii) a restriction against any assignment or transfer by the Company of its interest in the Operating Partnership; and (iii) a requirement that holders of more than 90% of the Units approve any merger, consolidation or other combination of the Company with or into another entity, or sale of all or substantially all of the Company's assets, or any reclassification or recapitalization or change of outstanding shares of Common Stock (other than certain changes in par value, stock splits, stock dividends or combinations) unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for Units. On these matters, the Company's Units will be voted at the discretion of the directors of the Company who are not officers or employees of the Company and do not hold Units.

    OWNERSHIP LIMITS. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation of the Company contain restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

    The Articles of Incorporation contain a restriction which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations relevant to the Company is based on current law, is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations and does not purport to deal with all aspects of taxation that may be relevant to an investor in light of his or her particular circumstances or to certain types of investors (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. The tax treatment of an investor will also vary depending upon the terms of the specific securities acquired by such investor. Additional federal income tax considerations that are material to investors in securities other than common stock may be provided in the applicable Prospectus Supplement relating thereto.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company expects to continue to be taxed as a REIT for Federal income tax purposes. Management believes that the Company was organized and has operated in such a manner as to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and that the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has qualified as a REIT or will continue to operate in a manner so as to remain qualified as a REIT.

    In the opinion of Bose McKinney & Evans which has acted as counsel to the Company ("Counsel"), assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which the Company made the election to be taxed as a REIT, and the assumptions and representations referred to below are true, the proposed methods of operation of the Company, the Operating Partnership and Duke Realty Services Limited Partnership (the "Services Partnership") will permit the Company to continue to qualify to be taxed as a REIT for its current and subsequent taxable years. This opinion is based upon certain assumptions relating to the organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership and is conditioned upon certain representations made by Company personnel and affiliates as to certain factual matters relating to the Company's past operations and the intended manner of future operation of the Company, the Operating Partnership, and the Services Partnership. The opinion is further based upon a letter ruling received by the Company from the IRS dated September 30, 1994, which concluded that the Company's and the Operating Partnership's distributive shares of the gross income of the Services Partnership will be in proportion to their respective percentage shares of the capital interests of the partners of the Services Partnership. Counsel is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Company as a REIT for Federal income tax purposes. The Company's qualification and taxation as a REIT has depended and will depend upon, among other things, the Company's ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review compliance with these tests on a periodic or continuing basis. Accordingly, no assurance can be given respecting the satisfaction of such tests. See "Taxation of the Company--Failure to Qualify."

    The following is a general summary of the Code sections which govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof as currently in effect.

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its shareholders, it will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

    REQUIREMENT FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) which has the calendar year as its taxable year; (6) the beneficial ownership of which is held by 100 or more persons; (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (8) which meets certain income and asset tests, described below. The Company believes it currently satisfies all requirements.

    DSI is a "qualified REIT subsidiary" and is not treated as a separate corporation. Thus, in applying the requirements described herein, DSI will be ignored for federal income tax purposes, and all of its assets, liabilities, and items of income, deduction, and credit will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. DSI, therefore, will not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

    INCOME TESTS. In order to qualify as a REIT, there are three gross income tests that must be satisfied annually. For purposes of these tests, the Company is deemed to be entitled to a share of the gross income attributable to its proportionate interest in any partnerships in which it holds an interest. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income tests or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, less than 30% of the Company's gross income (including gross income from prohibited transactions) must be derived from gain in connection with the sale or other disposition of stock or securities held for less than one year, property in a prohibited transaction, and real property held for less than four years (other than involuntary conversions and foreclosure property).

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to the Company, the method of determining the rent payable and nature of the property leased) are met. The Company does not anticipate receiving rents in excess of a de minimis amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom the Company derives no income; provided, however, that the Company may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

    The Company provides certain management, development, construction and other tenant-related services (collectively, "Real Estate Services") with respect to the Properties through the Operating Partnership, which is not an independent contractor. Management believes that the Real Estate Services provided to tenants by the Operating Partnership are Permissible Services. To the extent Real Estate Services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

    The Company derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI which is a general partner of the Services Partnership. The Services Partnership receives fees for Real Estate Services with respect to properties that are not owned by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to Properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts. The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. The Company has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and 95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," the Company believes that the aggregate amount of such fees (and any other non-qualifying income) allocated to the Company in any taxable year has not and will not cause the Company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

    ASSET TESTS. In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% assets class. Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another REIT).

    The Company is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, management believes that more than 75% of the company's assets are real estate assets. In addition, management does not expect the Company to hold (1) any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary, nor (2) securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles).

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain), and (ii) 95% of the net income (after tax) if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events. The Company believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, the Company may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be required to be made and, if made, will not be deductible by the Company. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of the Company's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership, the Services Partnership or any of the other partnerships were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed Property be made in a manner consistent with the special rules of Section 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased its interests in the Properties at their agreed values.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year). However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year; provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the shareholder's adjusted basis of such common stock. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ('UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisitions of the common shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

    In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if
(i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more that 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

BACKUP WITHHOLDING

    The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

    The Treasury Department recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

    Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Shareholder's common stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his common stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeds the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Shareholder upon a sale of common stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

    The Company or its shareholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of the Company.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Securities, underwriters may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company or the Operating Partnership, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the Prospectus Supplement.

    Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements the Company and the Operating Partnership may enter into, underwriters, dealers, and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership, as the case may be, will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    The legality of the Securities offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana. In addition, the description of Federal income tax matters contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans. John W. Wynne and Darell E. Zink, Jr., officers and directors of the Company, were partners in Bose McKinney & Evans through 1987 and 1982, respectively, and were of counsel to that firm until December, 1990.

                                    EXPERTS

    The Consolidated Financial Statements and related Schedules of the Company and of the Operating Partnership as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, each incorporated herein by reference have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's and the Operating Partnership's quarterly reports on Form 10-Q for the quarter ended March 31, 1997, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

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    NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ----------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
             PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..................        S-3
The Company....................................       S-11
Use of Proceeds................................       S-15
Price Range of Common Stock and Dividend
 History.......................................       S-15
Capitalization.................................       S-17
Selected Consolidated Financial Data...........       S-18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................       S-20
Properties.....................................       S-26
Management.....................................       S-29
Certain Federal Income Tax Considerations......       S-30
Underwriting...................................       S-31
Legal Matters..................................       S-32

                  PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          2
The Company and the Operating Partnership......          3
Use of Proceeds................................          3
Ratios of Earnings to Fixed Charges............          4
Description of Debt Securities.................          4
Description of Preferred Stock.................         15
Description of Depositary Shares...............         21
Description of Common Stock....................         24
Federal Income Tax Considerations..............         26
Plan of Distribution...........................         33
Legal Opinions.................................         34
Experts........................................         34

                                7,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                               ALEX. BROWN & SONS
                                  INCORPORATED

                           A.G. EDWARDS & SONS, INC.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                               MCDONALD & COMPANY
                                SECURITIES, INC.
                           MORGAN STANLEY DEAN WITTER

                               SEPTEMBER   , 1997

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